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PRESS RELEASE


      United Community Bancorp Reports Fourth Quarter and Year End Results

Lawrenceburg, Indiana - August 4, 2006 - United Community Bancorp (the "Company") (Nasdaq: UCBA), the holding company for United Community Bank (the "Bank"), announced net income of $701,000, for the quarter ended June 30, 2006 compared to net income of $546,000 for the quarter ended June 30, 2005. The increase in net income was primarily a result of increases in net interest income and non-interest income and decrease to the provision for loan losses, partially offset by an increase in non-interest expenses. Net income for the year ended June 30, 2006 was $1.0 million, compared to $2.0 million for the year ended June 30, 2005. The decrease in net income from 2005 to 2006 was primarily the result of the $1.9 million expense to establish the UCB Charitable Foundation, a $519,000 decrease in non-interest income, and an increase in compensation, benefits and occupancy expenses, partially offset by a $1.3 million increase in net interest income and a $737,000 decrease in the provision for loan losses.

Net interest income for the quarter ended June 30, 2006 totaled $2.9 million compared to $2.3 million for the prior year quarter. The increase from the prior year quarter is primarily due to an increase in total interest income of $1.2 million, partially offset by an increase in total interest expense of $558,000. Interest income on loans increased by $821,000 primarily due to the combined effect of an increase in average balance from $199.2 million to $238.0 million and an increase in average yield from 6.20% to 6.57%. Interest income on investment and mortgage-backed securities increased by $356,000, primarily due to the combined impact of an increase in average balance from $39.0 million to $79.9 million and an increase in average yield from 3.14% to 3.88%. During the same periods, interest expense on interest-bearing deposits increased by $562,000, primarily due to the combined effect of an increase in average balance from $274.4 million to $290.6 million and an increase in average rate paid from 2.19% to 2.84%. Net interest income for the year ended June 30, 2006 was $10.1 million compared to $8.8 million for the year ended June 30, 2005. The increase from the prior year is primarily due to an increase in total interest income of $4.4 million, partially offset by an increase in total interest expense of $3.1 million. Interest income on loans increased by $2.5 million for the year ended June 30, 2006 compared to June 30, 2005, primarily due to the combined effect of an increase in average balance from $188.7 million to $219.9 million and an increase in average yield from 6.10% to 6.37%, respectively. Interest income on investment and mortgage-backed securities increased by $1.9 million year-over-year, primarily due to the combined impact of an increase in average balance from $49.0 million to $78.4 million and an increase in average yield from 2.92% to 3.71%. During the same periods, interest expense on interest-bearing deposits increased by $3.1 million, primarily due to the combined effect of an increase in average balance from $239.7 million to $296.5 million and an increase in average rate paid from 1.91% to 2.60%. The increases in the average yields on loans and investments and in the average rates paid on interest-bearing deposits is primarily the result of an increase in market interest rates.

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The provision for loan losses was $30,000 for the quarter ended, and $120,000 for the year ended, June 30, 2006 compared to $430,000 for the quarter ended, and $857,000 for the year ended, June 30, 2005. Management considered the allowance for loan losses to be adequate at both June 30, 2006 and 2005.

Noninterest income was $345,000 for the three month period ended June 30, 2006, compared to $302,000 for the same period in 2005. The increase in noninterest income was primarily the result of an increase of $24,000 in service charge income and a $28,000 increase in other income, offset by a $16,000 decrease in gain on sale of loans. Noninterest income was $1.2 million for the year ended June 30, 2006 compared to $1.7 for the year ended June 30, 2005. The decrease in noninterest income was primarily the result of a $286,000 loss on the sale of investments for the year ended June 30, 2006, as compared to a $312,000 gain on the sale of investments for the year ended June 30, 2005, and a decrease of $40,000 in other income, partially offset by an increase of $120,000 in service charge income. Other income is primarily comprised of rental income, profit on the sale of real estate owned and income from the sale of non-deposit products and services.

Noninterest expense was $2.2 million for the quarter ended June 30, 2006 compared to $1.8 million for the same prior year period. The increase in noninterest expense was primarily the result of a $154,000 increase in compensation and benefit expense resulting from an increase in the number of employees to staff our new Aurora and proposed St. Leon branches, annual salary increases and performance bonuses paid and a $288,000 increase in other operating expenses. Other operating expenses are primarily comprised of miscellaneous loan expense, professional fees, bank fees and office expense. For the year ended June 30, 2006, noninterest expense was $9.6 million compared to $7.0 million for the year ended June 30, 2005. The increase in noninterest expense was primarily the result the $1.9 million expense to fund the UCB Charitable Foundation on March 30, 2006 in connection with United Community Bank's reorganization to the mutual holding company structure, a $225,000 increase in compensation and benefit expense resulting from an increase in the number of employees to staff our new Aurora and proposed St. Leon branches, annual salary increases and performance bonuses paid and a $375,000 increase in other operating expenses.

Income tax expense increased $484,000 to $330,000 expense for the quarter ended June 30, 2006, compared to a $154,000 benefit for the same period in 2005. The increase in expense is primarily due to a $639,000 increase in pre-tax earnings and a 2005 tax credit of $230,000 which did not recur in 2006. Income tax expense decreased $67,000 to $575,000 for the year ended June 30, 2006 as compared to June 30, 2005 due to decrease in pre-tax earnings from $2.7 million to $1.6 million.


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Total assets were $354.7 million at June 30, 2006 and $331.5 million at June 30,
2005. Nonperforming assets decreased from $1.6 million at June 30, 2005 to $1.0 million at June 30, 2006. During the year ended June 30, 2006, cash and cash equivalents decreased $61.3 million to $15.0 million as cash was redeployed into higher yielding investments and loans. Securities available for sale increased $30.7 million to $40.6 million and mortgage backed securities available for sale increased $7.5 million to $35.7 million. Loans receivable increased $43.7 million to $244.5 million as a result of increases in our commercial real estate, residential 1-4 family and consumer loan portfolios. Loan growth in these portfolios is primarily the result of our marketing efforts which include media and personal contacts.

Total liabilities decreased $9.6 million to $292.2 million at June 30, 2006 from $301.8 million at June 30, 2005. The decrease in liabilities is primarily due to a $9.6 million decrease in deposits, primarily relating to reductions in municipal deposits.

Stockholders' equity at June 30, 2006 was $62.5 million compared to $29.7 million at June 30, 2005. The increase is primarily the result of the net proceeds of approximately $33.0 million raised in the initial stock offering completed on March 30, 2006 and net income of $1.0 million for the twelve months ended June 30, 2006, partially offset by a decrease in the unrealized gain on available for sale securities of $1.0 million and dividends paid of $267,000.

United Community Bancorp is the holding company of United Community Bank headquartered in Lawrenceburg, Indiana. The Bank currently operates five offices in Dearborn County, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q and in its registration statement on Form S-1, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.


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                            UNITED COMMUNITY BANCORP
                         SUMMARY OF FINANCIAL HIGHLIGHTS
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                      (UNAUDITED)
                                                          AT           AT
                                                       JUNE 30       JUNE 30
                                                         2006         2005
                                                          (IN THOUSANDS)
ASSETS
Cash and cash equivalents                               $ 15,010    $ 76,263
Investment securities                                     76,591      38,401
Loans receivable, net                                    244,537     200,878
Other Assets                                              18,569      15,963
TOTAL ASSETS                                            $354,707    $331,505


LIABILITIES
Deposits                                                $289,807    $299,379
Other Liabilities                                          2,415       2,390
TOTAL LIABILITIES                                        292,222     301,769
Total Stockholders' Equity                                62,485      29,736
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                $354,707    $331,505


                                                           UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

                                                      THREE MONTHS ENDED                           YEAR ENDED
                                                           JUNE 30,                                 JUNE 30,
                                                     2006           2005                       2006           2005
                                                 (UNAUDITED)     (UNAUDITED)                (UNAUDITED)
                                                                            (IN THOUSANDS)
Interest Income                                        $4,963         $3,786                    $17,878      $13,471
Interest Expense                                        2,065          1,507                      7,762        4,656
                                                 -------------  -------------              ------------- ------------
Net Interest Income                                     2,898          2,279                     10,116        8,815
Provision for Loan Losses                                  30            430                        120          857
                                                 -------------  -------------              ------------- ------------
Net Interest Income after Provision
    for Loan Losses                                     2,868          1,849                      9,996        7,958
Total Non-Interest Income                                 345            302                      1,189        1,708
Total Non-Interest Expenses                             2,182          1,759                      9,572        6,979
                                                 -------------  -------------              ------------- ------------
INCOME BEFORE TAX PROVISION (BENEFIT)                   1,031            392                      1,613        2,687
Income Tax Provision (benefit)                            330           (154)                       575          642
                                                 -------------  -------------              ------------- ------------
NET INCOME                                             $  701         $  546                    $ 1,038      $ 2,045


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

                                                  AT OR FOR THE                   AT OR FOR THE
                                                    YEAR ENDED                      YEAR ENDED
                                                  JUNE 30, 2006                   JUNE 30, 2005
                                                   (UNAUDITED)                     (UNAUDITED)
PERFORMANCE RATIOS:

Return on average assets                                 0.31%                          0.75%

Return on average equity                                  2.53                           7.02

Interest rate spread (1)                                  2.94                           3.33

Net interest margin (2)                                   3.15                           3.44

Noninterest expense to average assets                     2.82                           2.55

Efficiency ratio (3)                                     84.67                          68.06

Average interest-earning assets to
     average interest-bearing liabilities               108.42                         105.64

Average equity to average assets                         12.07                          10.64

CAPITAL RATIOS:

Tangible capital                                         17.58                           8.76

Core capital                                             17.58                           8.76

Total risk-based capital                                 28.14                          15.59

ASSET QUALITY RATIOS:

Nonperforming loans as a percent
   of total loans                                         0.33                           0.72

Allowance for loan losses as a percent
   of total loans                                         0.85                           1.10

Allowance for loan losses as a percent
   of nonperforming loans                               256.39                         153.21

Net charge-offs to average outstanding
   loans during the period                                0.12                           0.07


(1) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.
(2) Represents net interest income as a percent of average interest-earning assets.
(3) Represents other expense divided by the sum of net interest income and other income.

CONTACT:

United Community Bancorp
William F. Ritzmann, 812-537-4822